Exhibit 10.27
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (“Agreement”) is made as of February 22, 2018 by Thomas J. Leanse (“Executive”) concerning Executive’s resignation from, and release of claims against, The Macerich Company (the “Company”) or any of its affiliated organizations. The Company and Executive are also referred to individually as “Party” or collectively as “Parties”.
1.Recitals.
a.    The Company and Executive have reached an amicable and mutual resolution of issues regarding Executive’s employment, including Executive’s resignation from employment with the Company, effective as of February 28, 2018 (the “Separation Date”).
b.    Executive acknowledges that by this Agreement, Executive agrees to the release of all claims arising from, and in any way related to, Executive’s employment with the Company through the date of the Agreement and in any way related to Executive’s employment with the Company, as specified below.
Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Executive and the Company (for its benefit and the benefit of the Company Releasees, as defined below) agree, effective as provided below.
2.    Employment Relationship with the Company.
Effective on the Separation Date, Executive will resign from employment with the Company and in connection therewith will resign all offices and directorships at the Company and its affiliates. In addition to receiving his base salary, less all applicable withholdings, and associated benefits through the Separation Date, Executive will be paid for any accrued but unused vacation and personal days through the Separation Date. On the Separation Date, Executive will receive his final regular paycheck. Except as specifically provided for in this Agreement, Executive’s continuing eligibility to make additional deferrals pursuant to the Company’s Profit Sharing/401(k) Plans and 2013 Deferred Compensation Plan for Executives as amended and restated effective January 1, 2016 (the “Deferred Compensation Plan”) will terminate effective on the Separation Date.
Executive’s current medical coverage will remain active through February 28, 2018. Executive will be given the opportunity to continue health insurance benefits in effect for himself and eligible family members through COBRA by electing to participate, subject to all eligibility requirements set forth in the applicable notice. Notice of COBRA rights will be sent to Executive within the time prescribed by COBRA. In the event Executive elects COBRA (or similar state continuation coverage available to him and his eligible family members), Company will pay all applicable premiums attributable to Executive and his eligible family members directly to the COBRA provider for the maximum period (up to 36 months) available under COBRA and Cal-

COBRA for which Executive and his eligible family members have elected coverage and remain eligible. In addition, the Company will pay Executive the amount specified in Section 5(ii) to cover the cost of Medicare and Medigap premiums through the duration of the maximum continuation coverage period without regard to continued eligibility for continuation coverage under COBRA and Cal-COBRA as a result of entitlement to Medicare coverage.
Executive represents that he has full power and authority to enter into this Agreement and agrees that, other than set forth herein, the Company has paid him all amounts due and owing, including without limitation, any and all wages, bonus, deferred compensation, equity payments, incentive pay, accrued but unused vacation and/or personal days, expenses or any and all other forms of compensation due to him. The undersigned representative of the Company has been duly authorized to execute this Agreement on behalf of the Company, and the Company represents that this Agreement has been duly approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”).
3.    Consulting Agreement.
Effective on the Separation Date, Executive and the Company will enter into a consulting arrangement in substantially the form set forth on Exhibit A (the “Consulting Agreement”), which will have a term from March 1, 2018 through February 28, 2020 (the “Consulting Term”).
4.    Treatment of Stock Options and LTIP Units.
Executive’s equity compensation awards in respect of his service to the Company that are outstanding as of the date of this Agreement (other than outstanding LTIP Unit Awards and other awards that are fully earned and vested) are set forth on Exhibit B hereto (the “Awards”). Notwithstanding anything to the contrary in the award agreements for such Awards or the Company’s 2003 Equity Incentive Plan, as amended and restated as of May 26, 2016 (the “2003 Plan”): (i) any Awards that are stock options (including those denominated as “incentive stock options”) will remain exercisable through the expiration date set forth in the applicable award agreements for such Awards; provided, however, that treatment of any stock options as “incentive stock options (ISOs)” shall lapse on the three month anniversary of the Separation Date and the Company and its affiliates shall have no liability in respect of any such characterization or treatment of such options as other than incentive stock options (i.e., after such anniversary date, any such options will be treated pursuant to this Agreement as nonqualified stock options), and (ii) any Awards that were awarded pursuant to LTIP Unit Award Agreements under the 2003 Plan as units in The Macerich Partnership, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership” and such units the “Units”) shall remain outstanding, shall continue to be governed by such LTIP Unit Award Agreements and the 2003 Plan as applicable (including, as applicable, rights to adjustments and distributions), and shall continue to vest (or in the case of performance based Awards, be eligible to vest) on the scheduled dates set forth in such award agreements for such Awards as though Executive continued to be employed by the Company through such vesting dates (or as applicable, the last day of the Performance Period with respect to performance based Units). Notwithstanding the foregoing, in the event that Executive engages in Competitive Activities (as defined in the applicable LTIP Unit Award Agreements (with respect to performance based Units) prior to the last day of the applicable “Performance Period” (as defined in the applicable LTIP Unit Award Agreement with respect to performance based Units) then, without limiting any remedy the Company may have for breach under any arrangement to which it is a party with Executive or his affiliates, Executive will forfeit without consideration any performance based Units for which the Performance Period has not concluded as of the date of such Competitive Activities unless Executive’s Competitive Activities consisted solely of representing a Competitive Business (as defined in the applicable LTIP Unit Award Agreement with respect to performance based Units) (x) in his capacity as counsel, principal or employee at a law or consulting firm owned principally by third parties that provides services to an array of clientele or (y) directly or through an entity not described in (x) above where not more than 250 hours of Executive’s time per calendar quarter are for any Competitive Business, and in each case of (x) or (y) so long as such representation (A) is not adverse to the Company or its affiliated entities, predecessors or successors and (B) does not involve or use and could not reasonably be expected to involve or use Company Confidential Information or Proprietary Information.
5.    Compensation Through Separation Date.
Notwithstanding any contrary provisions of the Company’s annual bonus plan or otherwise, contingent upon this Agreement becoming effective pursuant to its terms, at the time bonuses for the 2017 year are paid to Company executives (but in no event later than March 15, 2018), Executive will receive 100% of his annual bonus for the 2017 bonus period, payable in cash or fully vested Units as the Company elects. The amount and manner of payment of any such 2017 bonus will be made by the Committee. Further notwithstanding, Executive will be paid his base salary at the annual rate in effect at the time of this Agreement through the Separation Date in accordance with the Company’s regular payroll practices. On the Separation Date, and in addition to the payments described above, the Company, will contingent upon this Agreement becoming effective pursuant to its terms (i) pay Executive a lump sum cash payment equal to the amount specified in Exhibit C attached hereto (representing a prorated target annual bonus for the 2018 calendar year), (ii) pay Executive a cash payment equal to the aggregate amount specified in Exhibit C (in lieu of Medicare and Medigap premiums and a payment for outplacement services), and (iii) make a one time, fully vested, Company Discretionary Contribution credit to the Executive’s Company Contribution Account under the Deferred Compensation Plan in an amount specified in Exhibit C, which Company Discretionary Contribution credit will not be subject to any matching, discretionary, or other Company contributions but will be subject to deferral and payment in five annual installments commencing January 15, 2026 under the Deferred Compensation Plan. Other deferral amounts payable under the Deferred Compensation Plan shall be paid as provided in (or pursuant to applicable elections under) the Deferred Compensation Plan and to the extent vested shall not be released under this Agreement (the “Deferred Compensation Amounts”).
6.    Consideration.
The consideration set forth in this Agreement is in lieu of any and all payments and/or other consideration of any kind which at any time has been the subject of any prior discussions, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise including, without limitation, future wage and benefit claims, and Executive acknowledges and agrees that he is not eligible for any severance or termination benefit program, practice, policy, agreement or arrangement, any of which are hereby waived by Executive. If at any point during the period during which the consideration set forth in this Agreement is being provided, the Company receives or otherwise discovers credible evidence that Executive is in breach of any provision of this Agreement or the Consulting Agreement, the Company’s obligations under this Agreement and the Consulting Agreement, if any (to the extent not already paid) shall be subject to cancellation, provided that prior to any such cancellation Company shall give Executive written notice specifying the particulars of such alleged breach, and a 15-day period following such written notice within which to cure any such alleged breach to the reasonable objective satisfaction of Company.
7.    Taxes.
Executive shall pay in full when due, and shall be solely responsible for, any and all federal, state, or local income taxes or other taxes that are or may be assessed against him relating to the consideration provided or amounts payable hereunder, as well as all interest or penalties that may be owed in connection with such taxes. Executive is not relying on any representations or conduct of the Company with respect to the adequacy of the withholdings. Notwithstanding the foregoing, the payments and benefits provided under this Agreement are subject to normal payroll withholdings applicable to such sums as may be required under applicable law.
8.    Internal Revenue Code Section 409A.
All payments and benefits provided in connection with this Agreement are intended to be exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or similar state law, and the parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that following the date of termination, the Company determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A, the Company shall adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that are reasonably necessary or appropriate, (i) to preserve the intended tax treatment of the payments and benefits provided in this Agreement, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. As a condition to receiving the payments provided in connection with this Agreement, Executive shall cooperate fully in the adoption of any such amendments, policies or procedures as the Company deems necessary to effectuate the intent of this Section 8. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Executive or any other individual to the Company or any of its respective employees or agents pursuant to the terms of this Agreement or otherwise, in no event shall the Company or any of its respective employees or agents (other than Executive) be liable for any tax consequences under Section 409A, and the Company does not guarantee the exemption from or compliance with Section

409A. Each payment under this Agreement is a separate payment in a series of separate payments for purposes of Section 409A.
9.    Release of All Claims.
a.    Executive makes this Agreement on behalf of himself and his respective predecessors, successors, ancestors, descendants, spouse, dependents, executors, heirs, administrators, assigns and anyone else claiming by, through or under each of them.
b.    In exchange for the consideration provided herein, which Executive acknowledges and agrees is fair and adequate, Executive hereby agrees to fully release, waive and forever discharge the Company, including all of the Company’s related, affiliated and client entities (including corporations, limited liability companies, partnerships and joint ventures) and with respect to each of the Company and its related, affiliated and client entities:

i)	their respective members, parents, subsidiaries, affiliates, predecessors, successors and associates, participants, present and former, and each of them, and

ii)
their respective directors, shareholders, partners, officers, agents, owners, attorneys, servants, employees, trustees, plan administrators, fiduciaries, representatives and assigns, past and present, and each of them, all of which together and collectively are hereinafter referred to as (“Company Releasees”).
c.    This full release and discharge is effective with respect to all claims, promises, causes of action or similar rights of any type, known or unknown, which Executive ever had, now has or may hereafter claim to have had, against the Company or the Company Releasees.
d.    Executive’s full release and discharge is effective with respect to all claims, wages or any other payments, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of any act or omission occurring before Executive’s execution of this Agreement, including but not limited to, any Claims based on, arising out of, or related to: Executive’s employment with, or the ending of Executive’s employment with the Company; the federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of any the Company employee); California Labor Code; severance pay, bonus, commission, or similar benefit, sick leave, pension, retirement, vacation pay, wages, incentive pay, life insurance, health or medical insurance or any other fringe benefit, or disability; or any other occurrences, acts or omissions whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of the Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the California Labor Code, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Unruh Act or any other federal, state or local law, regulation, ordinance, statute or under the common law. Executive represents that at the time of the execution of this Agreement, he suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act. Executive represents that he has no workers’ compensation claims that he intends to bring against the Company.
e.    Notwithstanding anything to the contrary above, the release of claims in this paragraph is not intended to and does not apply to any claims which cannot be released as a matter of law including claims arising from events which occur after the execution of the Agreement, unemployment claims, state or federal disability claims, or workers’ compensation claims, all of which survive the Release. Further notwithstanding, the release of claims in this paragraph is not intended to and does not apply to release any claims, as applicable, for the Awards, any Operating Partnership Units or common stock received prior to the date hereof in redemption thereof held by Executive as of the date hereof, Deferred Compensation Amounts, indemnification, directors’ and officers’ insurance, and vested employee benefits under any qualified retirement plan to which Executive may be entitled pursuant to the terms of any indemnification, insurance policy, agreement or plan.
f.    Executive retains the right to petition the National Labor Relations Board, the Equal Employment Opportunity Commission and California Department of Fair Employment and Housing regarding any conduct which Executive believes, in good faith, to warrant review by such agency, provided, however, Executive acknowledges and agrees that any claims for personal relief in connection with such a charge or investigation (such as reinstatement or money damages) would be and are hereby barred. In addition, this release does not prevent Executive from filing any lawsuit authorized by the Age Discrimination in Employment Act challenging the validity of this release and this release does not apply to any other rights Executive cannot lawfully release under applicable law.
g.    Executive agrees that no action, suit or proceeding has been brought or complaint filed or initiated by the himself or any executor, heir, administrator or assign in any court, or with any governmental body or commission with respect to any matter or course of action based upon any facts that might have occurred prior to the date of this Agreement whether known now or discovered hereafter, nor has Executive assigned or transferred any Claim being released hereby or purported to do so.
h.    Executive also agrees that if any Claim is prosecuted in his name before any court or administrative agency, he waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law. Executive further agrees to cooperate fully with the Company in the event of a need for transition assistance, or in connection with defense of a lawsuit or threat of lawsuit arising out of acts and events occurred during Executive’s employment with the Company. In the event there is need for cooperation from Executive, the Company agrees that any request for cooperation under this paragraph will be reasonable and that the Company will a make good faith effort to accommodate Executive’s schedule. In the event a Company request requires Executive to travel or spend substantially all of a given day, or days on Company matters, the Company and Executive will agree in advance on reasonable compensation for any such services. However, subject to the terms of Section I.A. of the Consulting Agreement, the Company will not be obligated to provide such compensation during for any time that Executive is receiving a consulting fee under the terms of the Consulting Agreement.
i.    For full and adequate consideration and as a condition to the receipt or retention of the consideration payable hereunder, which the Parties hereby acknowledge, Executive agrees to re-execute this Agreement on or following the Separation Date, provided, that the consideration payable hereunder and in respect of the Consulting Agreement may be payable only once.
j.    The Company, on its behalf and on behalf of its affiliated entities, and their respective predecessors and successors, agrees to fully release, waive and forever discharge Executive with respect to all claims, promises, causes of action or similar rights of any type (including Claims), known or unknown, which any of them ever had, now has or may hereafter claim to have had, against Executive, arising out of any act or omission occurring before the Company’s execution of this Agreement, including but not limited to, any Claims based on, arising out of, or related to Executive’s employment with, or the ending of Executive’s employment with the Company or any other occurrences, acts or omissions whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of Executive committed or omitted prior to the date of this Agreement; provided, that, nothing under this Agreement shall release Executive from Claims of or relating to bad faith, gross negligence, willful misconduct, fraud, embezzlement, breach of fiduciary duty, breach of any restrictive covenants, or contribution.
10.    Covenants. Without limiting any restriction to which Executive may be subject:
a.    Executive shall, through and following the date of this Agreement:

i)	Refrain from disparaging, criticizing or denigrating any Company Releasees;

ii)	Refrain from engaging in or assisting in any litigation against the Company relating to anything referring to or occurring prior to the date of this Agreement unless ordered by a court to do so; and

iii)
Refrain, from the date hereof throughout the Consulting Term of the Consulting Agreement, from soliciting any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company.

b.    Executive agrees through and following the date of this Agreement: To refrain from ever disclosing or using any of the Company’s Proprietary Information or Confidential Information, either directly or indirectly, without the express, written consent of the Company. For purposes of this Agreement, “Confidential Information” consists of any and all trade secrets as defined by the California Uniform Trade Secrets Act (California Civil Code §3426, et. seq.) and

“Proprietary Information” includes, without limitation, any information concerning any procedures, operations, techniques, data, compilations of information, member lists, pay practices, records, costs, employees, purchasing, sales, salaries, and all other information which is related to any service or business of the Company, other than information which is generally known in the industry in which the Company’s business is conducted or acquired from public sources, all of which Proprietary Information is the exclusive and valuable property of Company. Notwithstanding anything herein or in any other agreement or arrangement to the contrary, Executive is not prohibited from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower provisions of federal law or regulation (or similar state laws) or receipt of awards thereunder, Executive will not need the prior authorization of the Company or the Committee to make any such reports or disclosures and Executive will not be required to notify the Committee or the Company that Executive has made such reports or disclosures, provided, that nothing shall waive any attorney client or similar privilege of the Company or its affiliates.  Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
c.    The Company shall, through and following the date of this Agreement, (i) refrain from and (ii) shall instruct and, during their service to the Company take commercially reasonable efforts to cause, its senior executive officers and the Company’s Board of Directors to refrain from, disparaging, criticizing or denigrating Executive.
11.    Mistake in Fact; Voluntary Consent.
The Parties acknowledge that, after the execution of this Agreement, they may discover facts different from or in addition to those that they now know or believe to be true with respect to the Claims released herein. Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and the Parties intend for any release to fully, finally, and forever settle and release the items (including, without limitation, Claims) released in this Agreement.
12.    Waiver of § 1542 Rights.
Subject to the terms of this Agreement and the Consulting Agreement, Executive and the Company expressly waive any and all rights and benefits conferred upon them by Section 1542 of the California Civil Code:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY

HIM, HER OR IT MUST HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR.
Subject to the terms of this Agreement and the Consulting Agreement, Executive and the Company further waive and relinquish all rights and benefits they may have under any other statutes or common law principles of similar effect. Executive and the Company further affirm that they are, respectively, knowingly releasing all known and unknown Claims that they have or may have against the Company Releasees or Executive as specifically set forth herein.
13.    No Admission of Liability.
The Company and Executive agree that this Agreement and the consideration set forth herein are not an admission by Company Releasees of any wrongdoing or liability. Company Releasees specifically deny any liability or wrongful acts against Executive. The Company and Executive agree that this Agreement and the covenants made herein are not an admission by the Company or Executive of any wrongdoing or liability. The Parties have entered into this Agreement in order to settle all disputes and differences between them, without admitting liability or wrongdoing by either Party.
14.    Survival of Indemnification and D&O Insurance Coverage.
a.    Insurance. To the extent that the Company maintains any errors and omissions or other liability insurance covering officers and directors (“Insurance”), Executive shall continue to be covered under such policy or policies for the periods that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate in accordance with the terms of such Insurance. However, nothing herein shall in any way require the Company to continue to maintain any Insurance; provided, that the Company shall provide to Executive notice of any material modification (including a copy of such modification) or termination of Insurance.
b.    Indemnification. Notwithstanding any provisions of this Agreement to the contrary, the terms of any indemnification agreement or provision applicable to Executive by reason of the fact that he is or was serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate shall survive his termination of employment and any expiration or termination of this Agreement or the Consulting Agreement. Notwithstanding the terms of any indemnification agreement, the Company shall continue to indemnify Executive for his prior services to the Company or at the Company’s request to another entity and under the terms of the Consulting Agreement to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland, provided, that Executive shall be required to repay any advanced amounts if the standard of conduct for indemnification thereunder is not met.

15.    Return of Company Property.
At or before the Separation Date, Executive agrees and acknowledges that he will return to the Company all Company property in Executive’s possession, custody, or control, including but not limited to the Confidential Information and Proprietary Information, keys, key cards, computer equipment, computer disks or files, business information, records, and any other such property; provided, that through the Consulting Term of the Consulting Agreement Executive may continue to use in satisfying his obligations hereunder and under the Consulting Agreement (and will be provided access to) his Company email address, Company telephone extension, Company computer, and Company iPad, if any, and that such email, telephone extension, computer and iPad will be returned to the Company at the end of the Consulting Term of the Consulting Agreement. Executive also agrees to promptly return any subsequently discovered Company property to the Company, and to return any property of the Company at the request of the Company.
16.    Executive Outplacement Services.
The Parties acknowledge that Executive hereby waives any entitlement to any outplacement services provided from time to time to terminated employees.
17.    Confidentiality.
Executive agrees that prior to the public disclosure of this Agreement by the Company, as applicable, except to the extent required by law or subpoena, he will not disclose to others (excepting Executive’s spouse, tax advisors, and attorneys) (i) the fact or terms of this Agreement, (ii) the amounts referenced in this Agreement, or (iii) the fact or terms of the Consulting Agreement, which is Exhibit A to this Agreement. The Company agrees that prior to the public disclosure of this Agreement by the Company, as applicable, except to the extent required by law or subpoena, the Company will take commercially reasonable efforts not to disclose (except to counsel or senior executives of the Company or its affiliates, or other service providers to the Company, who have a need to know as reasonably determined by the Company’s Chief Operating Officer in good faith), (i) the fact or terms of this Agreement, (ii) the amounts referenced in this Agreement, or (iii) the fact or terms of the Consulting Agreement, which is Exhibit A to this Agreement.
18.    Binding Effect.
This Agreement shall be binding upon the Parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall ensure to the benefit of each Party and to their heirs, administrators, representatives, executors, successors and assigns.
19.    Severability.
Should any provision of this Agreement be declared or determined by any court or by an arbitrator to be illegal or invalid, the validity of the remaining parts, terms and provisions shall not be affected thereby and the illegal or invalid part, term or provision shall not be deemed to be a part of this Agreement.

20.    Entire Agreement.
The Company and Executive acknowledge that, except as provided for in this Agreement, this Agreement, together with Exhibit A, Exhibit B, and Exhibit C, which are expressly incorporated herein by reference, constitutes the entire and exclusive Agreement between the Company and Executive with respect to the subject matter hereof and that no other promise, inducement or agreement has been made to either Party in connection with the subject matter hereof. The Company and Executive further acknowledge that this Agreement is not subject to modifications of any kind, except for modifications in writing which are signed by both Parties or the modifications in respect of Section 409A as described above.
21.    Governing Law.
The Parties agree that this Agreement shall be construed and enforced pursuant to the internal laws of the State of California, without regard to conflicts of law principles.
22.    Attorneys’ Fees.
The arbitrator or determining party having competent jurisdiction in any dispute between the Parties may in its sole discretion, but shall not be obligated to, award attorneys’ fees to any Party in connection with any determination made by such arbitrator or determining party.

23.    Notice.
In the event notice is required under this Agreement, the Parties agree all notices shall be in writing and shall either be served by personal delivery, certified mail (return receipt requested), or by email delivered before 5:00 p.m. with a copy by certified mail (return receipt requested). Such notice shall be deemed given two (2) business days after mailing, or on the date when personally delivered or sent by email if the sender can prove that the emailed transmission was received (if the sender cannot so prove, then such emailed notice shall be deemed given two (2) business days after the certified mail copy is mailed); provided, however, notices of change of address shall be effective only after the actual receipt thereof. Notices must be provided as follows:
If to the Company or any of the Company Releasees:
The Macerich Company
Robert Perlmutter
Chief Operating Officer
401 Wilshire Blvd., Suite 700
Santa Monica, CA 90401

If to Executive:
Thomas J. Leanse
230 21st Street
Santa Monica, California 90402

24.    Dispute Resolution.
If a dispute or claim shall arise with respect to (i) any of the terms or provisions of this Agreement, or the performance of any Party hereunder, or (ii) matters relating to this Agreement, then the aggrieved Party may, by notice as herein provided and given no later than the expiration of the statute of limitation that California state law prescribes for such a claim, require that the dispute be submitted under the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The JAMS Employment Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties, except as expressly set forth herein. The written decision of the arbitrator shall be binding and conclusive on the Parties. Judgment may be entered in any court having jurisdiction and the parties consent to the jurisdiction of the Superior Court of Los Angeles County, California for this purpose. Any arbitration undertaken pursuant to the terms of this Agreement shall occur in Los Angeles County, California unless the Parties mutually agree in writing to some other venue. This arbitration obligation shall not apply to any action by the Company or its affiliates for injunctive or other equitable relief.
25.    Voluntary Agreement.
The Company and Executive hereby acknowledge that each has read this Agreement and fully know, understand and appreciate the contents and effects thereof, and that each executes this Agreement voluntarily and of their own free will and accord. Executive further acknowledges that he was advised, and has had the opportunity, to consult legal counsel of Executive’s own choosing with respect to the execution and legal effect of this Agreement, or has voluntarily and knowingly chosen not to consult with legal counsel.

26.    Acknowledgement of Waiver of Claims Under ADEA.
Executive further specifically agrees and acknowledges: (i) that his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. and the Older Workers Benefit Protection Act; (ii) that he understands the terms of this Agreement; (iii) that the Company advises him to consult with an attorney prior to executing this Agreement; (iv) that the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement; (v) that, following his execution of this Agreement, he has seven (7) days in which to revoke his agreement to this Agreement as specified below, and that, if he chooses not to so revoke, the Agreement shall then become effective and enforceable and the payments set forth herein shall then be provided to him in accordance with the terms of the Agreement; and (vi) nothing in this Agreement shall be construed to prohibit him from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with a government agency or the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, Employee agrees he is waiving the right to monetary damages or other equitable or monetary relief as a result of any such proceeding.
27.    Revocation Period.
Executive may revoke this Agreement and his release insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of his intent to revoke this Agreement and his release within seven (7) calendar days following his execution of this Agreement. Executive understands that any such revocation must be in writing and delivered by hand and received by the Company at the address set forth herein in the Agreement, prior to the end of the seventh day following his execution and delivery of this Agreement to the Company. Executive understands that if Executive exercises his right to revoke, then (i) the Company will have no obligations under the Agreement to Executive or to others whose rights derive from him and the Company’s agreements (including the releases in 9(j) hereunder and payment obligations hereunder) will be void ab initio and (ii) Executive will have no right to retain (and will forfeit without further action by Executive) any payments paid (except as required under applicable law). Notwithstanding anything herein to the contrary, the obligations set forth in this Agreement do not become effective until the expiration of the revocation period.
[SIGNATURE PAGE FOLLOWS]

Very truly yours,

The Macerich Company,
A Maryland corporation

By: /s/ Robert D. Perlmutter
Robert D. Perlmutter

Title: Senior Executive Vice President and
Chief Operating Officer

Executive acknowledges and agrees that he has carefully read and voluntarily signed this Agreement, that he has had at least 21 days to consider this Agreement, that Executive voluntarily and knowingly signs this Agreement with the intent of releasing the Company and the Company Releasees from any and all Claims.

Date: February 22, 2018	/s/ Thomas J. Leanse
Thomas J. Leanse

EXHIBIT A
CONSULTING AGREEMENT
This Consulting Agreement (“Consulting Agreement”) is entered into as of the 28th day of February, 2018 by and between [Thomas J. Leanse, an individual] (“Consultant”), and The Macerich Company, a Maryland corporation (the “Company”). Consultant and the Company (collectively, the “Parties”) agree as follows:
I.Engagement
The Company hereby engages Consultant and Consultant hereby accepts such non-exclusive engagement, upon the terms and conditions hereinafter set forth, for the Consulting Term. The “Consulting Term” is the period of time commencing on March 1, 2018 (the “Effective Date”) and ending on the first to occur of: (x) February 28, 2020 or (y) the date that Consultant breaches one of his obligations or agreements under this Consulting Agreement or under the Separation Agreement and Release of Claims between Company and Consultant dated February 22, 2018 (the “Separation Agreement”).
A.    Performance
Consultant shall perform consulting services as requested by the Company with reasonable notice, including without limitation as to matters with which Consultant is familiar or about which Consultant has acquired knowledge, expertise, or experience, including, without limitation, counseling on specific projects such as Candlestick, Carson, Green Acres pilot and property taxes. Consultant shall perform up to ten (10) hours of consulting services per month as directed by the Company, with any hours in excess of such amount, including services in connection with Section 9(h) of the Separation Agreement, being subject to Consultant’s (or any succeeding employer’s or

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service recipient’s, as designated by Consultant) prior written agreement and subject to written agreement by the Parties on compensation payable for such excess services. Except as set forth herein, the Consulting Agreement is non-exclusive. The Parties reasonably agree to coordinate such services and reasonably take into account Consultant’s personal and other service commitments.
B.    Competent Service
Consultant agrees to honestly and faithfully conduct himself at all times during the performance of consulting services for the Company. Consultant agrees to perform his services in a diligent and competent manner. Consultant shall not engage any other individual or entity to perform all or any part of the services without the prior written consent of the Company.
II.Compensation
In consideration for the services to be provided by Consultant, the Company will pay the Consulting Fee, in substantially equal monthly installments at the beginning of each month during the Consulting Term. The aggregate amount of the monthly consulting fees in respect of his obligations under the Consulting Agreement will be $100,000 during the duration of the Consulting Term (the “Consulting Fee”). Failure of the Consultant to provide the services requested by the Company in accordance with this Consulting Agreement shall result in a breach of this Consulting Agreement, and, as a result, the Parties acknowledge and agree that Company may terminate the term of the Agreement and Consultant and Consultant’s affiliates and members shall cease to be entitled to any future monthly installments of the Consulting Fee. The Company shall also pay or reimburse any expenses reasonably incurred by Consultant in performing the services upon the submission of documentation for such expenses incurred in accordance with the expense reimbursement policies of the Company in effect from time to time for its senior executive level

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employees (although reference to such policies does not modify the relationship of Consultant and the Company from independent contractor to employee or otherwise). Any material expenses shall be subject to the Company’s prior written consent prior to incurrence and reimbursement thereof.
III.Termination
Upon termination of the Consulting Term for Consultant’s breach pursuant to Section I(y), Consultant’s obligations hereunder shall continue without additional compensation.
IV.Relationship
A.    Independent Contractor
Consultant shall operate at all times under this Consulting Agreement as an independent contractor of the Company.
B.    Agency
This Consulting Agreement does not authorize Consultant to act as an agent of the Company or any of its affiliates or to make commitments on behalf of the Company or any of its affiliates, except as specifically authorized in writing in advance by any one of the following: the CEO, CFO, COO, CLO or the President of the Company. Consultant and the Company intend that an independent contractor relationship be created by this Consulting Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action. Except as specifically authorized in writing in advance by any one of the following: the CEO, CFO, COO, CLO or the President of the Company, Consultant shall not hold himself out as an agent of the Company or any of its affiliates for any purpose, including reporting to any governmental authority or agency, and shall have no authority to bind the Company or any of its affiliates to any obligation whatsoever. Notwithstanding the foregoing, Consultant and the Company may, to the extent deemed necessary or desired by any one of the following: the CEO,

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CFO, COO, CLO or the President of the Company, agree in writing in advance to the terms of any actual authority afforded Consultant, and until such time as such writing is duly executed by the Parties, Consultant will have no actual or apparent authority to bind the Company or its affiliates.
C.    Taxes
Consultant and the Company agree that Consultant (and any of its employees or service providers) is not an employee for state or federal tax purposes. Consultant shall be solely responsible for any taxes due as a result of the payment of any consulting fee or other compensation in respect of this Consulting Agreement (including the Consulting Fee). Consultant will defend and indemnify the Company and each of its affiliates, and hold each of them harmless (including, without limitation, with respect to attorneys’ fees and costs reasonably incurred therewith), from and against any obligation arising or having arisen out of any recharacterization of Consultant (or any of its employees or service providers) as an employee (and the consequences of any failure in respect thereto (including in connection with any withholding or reporting obligations and penalties therefrom)) and/or Consultant’s failure to pay such taxes with respect to any such payments (including without limitation the Consulting Fee). If the Company reasonably determines that applicable law requires that taxes should be withheld from any payments or other compensation and benefits in respect of this Consulting Agreement, the Company reserves the right to withhold, as legally required, from any compensation payable to Consultant and to notify Consultant accordingly.
D.    Workers’ Compensation and Unemployment Insurance
Consultant (and its employees or service providers) is not entitled to workers’ compensation benefits or unemployment compensation benefits provided by the Company. Consultant shall be solely responsible for the payment of his workers’ compensation, unemployment compensation,

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and other such payments. The Company will not pay for workers’ compensation for Consultant (or its employees or service providers). The Company will not contribute to a state unemployment fund for Consultant (or its employees or service providers). The Company will not pay the federal unemployment tax for Consultant (or its employees or service providers).
E.    Benefits
Consultant (and its employees or service providers, if any) shall not be entitled to participate in any vacation, medical, retirement, or other health and welfare or fringe benefit plan of the Company by virtue of this Consulting Agreement, and Consultant shall not make (and shall cause its employees and service providers, if any, not to make) claim of entitlement any such employee plan, program or benefit on the basis of this Consulting Agreement. Nothing in this Consulting Agreement is intended, however, to supersede or otherwise affect Consultant’s rights to continued medical, dental or group health following his termination of employment with the Company pursuant to COBRA as set forth in the Separation Agreement.
F.    By signing below, Consultant (on its behalf and on behalf of its employees and service providers, if any) waives any rights to the aforementioned benefits and coverages.
V.Non-Disparagement
A.    Consultant’s Obligation
Without limiting any provision of the Separation Agreement or other obligations to which Consultant or its affiliates may be subject, Consultant agrees that Consultant will not at any time during the Consulting Term, directly or indirectly, (1) make or ratify any statement, public or private, oral or written, to any person that denigrates or disparages, either professionally or personally, the Company, any of its subsidiaries or affiliates, or any of their respective directors, officers, or employees, successors or products, past and present, or (2) make any statement or engage in any

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conduct that has the purpose (or which a reasonable person reasonably should have known would likely have the effect) of disrupting the business of the Company or any of its subsidiaries or affiliates. Notwithstanding anything herein or in any other agreement or arrangement to the contrary, Consultant is not prohibited from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower provisions of federal law or regulation (or similar state laws) or receipt of awards thereunder, Consultant will not need the prior authorization of the Company to make any such reports or disclosures and Consultant will not be required to notify the Company that Consultant has made such reports or disclosures, provided, that nothing shall waive any attorney client or similar privilege of the Company or its affiliates.  Consultant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose trade secrets to the Consultant’s attorney and use the trade secret information in the court proceeding if Consultant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
B.    Company’s Obligation
The Company shall, through and following the date of this Agreement, (i) refrain from and (ii) shall instruct and, during their service to the Company take commercially reasonable efforts to cause, its senior executive officers and the Company’s Board of Directors to refrain from,

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disparaging, criticizing or denigrating Consultant. Without limiting any provision of the Separation Agreement or other obligations to which Consultant or its affiliates may be subject, Company agrees that Company will not at any time during the Consulting Term, directly or indirectly, (1) make or ratify any statement, public or private, oral or written, to any person that denigrates or disparages, either professionally or personally, the Consultant, or (2) make any statement or engage in any conduct that has the purpose (or which a reasonable person reasonably should have known would likely have the effect) of disrupting the business or reputation of the Consultant or any of Consultant’s affiliates.
VI.Acceleration of Consulting Fee
A.    Death or Disability
In the event Consultant is unable to perform the consulting services requested by the Company on account of Consultant’s death or Disability, the Consulting Term will terminate, Consultant will not be deemed to be in breach of the Agreement, and Company shall accelerate and pay the remainder of the unpaid Consulting Fee in a lump sum payment on or within 30 days after the termination date. For purposes of this Agreement, “Disability” means the inability of the Consultant to perform substantial gainful activity of his own occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
B.    Change in Control
In the event of the occurrence of a Change in Control, as that term is defined in The Macerich Company Change in Control Severance Plan for Senior Executives, the Consulting Term will terminate, Consultant will not be deemed to be in breach of the Agreement, and Company shall

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accelerate and pay the remainder of the unpaid Consulting Fee in a lump sum payment on or within 30 days after the Change in Control date.
VII.Miscellaneous
A.    Successors
This Consulting Agreement is personal to each of Consultant and the Company and shall not, without the prior written consent of the other, be assignable by either of them, except to a purchaser or the Company’s assets or successor at law.
B.    Waiver and Modification
No waiver of any breach of any term or provision of this Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Consulting Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach. This Consulting Agreement may not be amended or modified other than by a written agreement executed by Consultant and an authorized officer of the Company.

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C.    Complete Agreement
This Consulting Agreement constitutes and contains the entire agreement and final understanding concerning Consultant’s consulting relationship with the Company and its affiliates from and after the date hereof, and the other subject matters addressed herein between the Parties, and it supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, except the Separation Agreement; provided however, that Consultant’s confidentiality, proprietary information, trade secret and similar obligations under any existing agreement with the Company shall continue in addition to and not in lieu of any obligations set forth herein or in the Separation Agreement.
D.    Severability
If any provision of this Consulting Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Consulting Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Consulting Agreement are declared to be severable.
E.    Governing Law
The Parties agree that this Agreement shall be construed and enforced pursuant to the internal laws of the State of California, without regard to conflicts of law principles.
F.    Advice of Counsel
In entering this Consulting Agreement, the Parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Consulting Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them. Each Party has cooperated in the drafting and preparation of this Consulting Agreement. Hence, in any construction to be made of this

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Consulting Agreement, the same shall not be construed against any party on the basis that the Party was the drafter.
G.    Attorneys’ Fees
The arbitrator or determining party having competent jurisdiction in any dispute between the Parties may in its sole discretion, but shall not be obligated to, award attorneys’ fees to any Party in connection with any determination made by such arbitrator or determining party.
H.    Counterparts
This Consulting Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
I.    Headings
The section headings contained in this Consulting Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.
J.    Dispute Resolution.
If a dispute or claim shall arise with respect to (i) any of the terms or provisions of this Agreement, or the performance of any Party hereunder, or (ii) matters relating to this Agreement, then the aggrieved Party may, by notice as herein provided and given no later than the expiration of the statute of limitation that California state law prescribes for such a claim, require that the dispute be submitted under the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The JAMS Employment Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties, except as expressly set forth herein. The written decision of the arbitrator shall be binding and conclusive

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on the Parties. Judgment may be entered in any court having jurisdiction and the parties consent to the jurisdiction of the Superior Court of Los Angeles County, California for this purpose. Any arbitration undertaken pursuant to the terms of this Agreement shall occur in Los Angeles County, California unless the Parties mutually agree in writing to some other venue. This arbitration obligation shall not apply to any action by the Company or its affiliates for injunctive or other equitable relief.
[SIGNATURE PAGE FOLLOWS]

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THE UNDERSIGNED HAVE READ THE FOREGOING CONSULTING AGREEMENT AND ACCEPT AND AGREE TO THE PROVISIONS IT CONTAINS AND HEREBY EXECUTE IT VOLUNTARILY WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

EXECUTED this _____day of _________, 2018, in the State of California, with the effective date as set forth above.

CONSULTANT

[Thomas J. Leanse]

EXECUTED this _____day of __________, 2018, in the State of California, with the effective date as set forth above.

THE MACERICH COMPANY, A MARYLAND CORPORATION

By:

Its:

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EXHIBIT B

AWARDS

Incentive Stock Option	Grant Date: September 1, 2012	10,565 shares

Type	Issuance/ Grant Date	Number of Units	Vesting Date	End of Holding Period
2016 service-based LTIP Units	1/1/2016	1,420	12/30/2016	N/A
2017 Fully Vested LTIP Units (2016 annual incentive bonus)	3/3/2017	13,459	3/3/2017	N/A
2015 service-based LTIP Units# (Booked up)	1/1/2015	1,249	12/29/2017	N/A
2016 service-based LTIP Units	1/1/2016	1,420	12/29/2017	N/A
2017 service-based LTIP Units	1/1/2017	1,617	12/29/2017	N/A
2016 service-based LTIP Units	1/1/2016	1,420	12/31/2018	N/A
2017 service-based LTIP Units	1/1/2017	1,617	12/31/2018	N/A
2017 service-based LTIP Units	1/1/2017	1,618	12/31/2019	N/A
2016 performance-based LTIP Units (vesting based on TSR 1/1/16-12/31/18)	1/1/2016	19,340	12/31/2018	N/A
2017 performance-based LTIP Units (vesting based on TSR 1/1/17 – 12/31/19)	1/1/2017	21,871	12/31/2019	N/A

EXHIBIT C

Section 5 Payments

Prorated 2018 Target Annual Bonus payable
as a lump sum under Section 5(i)    $125,000.00

Amount in lieu of Medicare and Medigap premiums    $ 98,535.96

Amount for 12 months’ outplacement assistance    $ 13,500.00

Total amount payable as a lump sum under Section 5(ii)    $112,035.96

Deferred Compensation Plan Credit under Section 5(iii)    $900,000.00